As filed with the Securities and Exchange Commission on June 21, 2024

Registration No. [ ]

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 FORM F-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Companhia de Saneamento Básico do Estado de São Paulo-SABESP
(exact name of registrant as specified in its charter)

Basic Sanitation Company of the State of São Paulo-SABESP
(translation of registrant’s name into English)

Federative Republic of Brazil
(jurisdiction of incorporation or organization)

Rua Costa Carvalho, 300 05429-900 São Paulo, SP, Brazil
(address of principal executive offices)

Catia Cristina Teixeira Pereira Chief Financial Officer and Investor Relations Officer dri@sabesp.com.br (+55 11 3388 8679) Rua Costa Carvalho, 300 05429-900 São Paulo, SP, Brazil
(Name, telephone, e-mail and/or facsimile number and address of company contact person)

AGENT FOR SERVICE

PUGLISI & ASSOCIATES

850 Library Ave Unit 204

Newark, DE, 19711

+1 302-738-6680

Copies of all communications, including communications sent to agent for service, should be sent to:

Clifford Chance US LLP Attn.: Jonathan Zonis 375 Ninth Avenue New York, NY, 10001

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

___________________________

P R O S P E C T U S

COMPANHIA DE SANEAMENTO BÁSICO DO ESTADO DE SÃO PAULO-SABESP

Common Shares
Common Shares represented by American Depositary Shares

Companhia de Saneamento Básico do Estado de São Paulo – SABESP (“Sabesp”) may from time to time offer common shares of Sabesp (our “common shares”), some of which may be represented by American Depositary Shares (collectively, the “ADSs”), covered by this prospectus. Additionally, any selling shareholders to be named in an applicable supplement to this prospectus (the “selling shareholders”) may from time to time offer common shares of Sabesp, some of which may be represented by ADSs. This prospectus describes some of the general terms that may apply to our common shares and the ADSs and the general manner in which they may be offered.

Sabesp and any selling shareholders, as applicable, will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. To the extent the applicable prospectus supplement is inconsistent with the information contained in this prospectus, the information in this prospectus is superseded by the information in the applicable prospectus supplement. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus before you purchase any of the securities. The amount and price of the offered securities will be determined at the time of the offering and will be reflected in the applicable prospectus supplement. The names of any underwriters, dealers or agents involved in the sale of the securities, their compensation and any options to purchase additional securities granted to them will be described in the applicable prospectus supplement.

Our common shares are listed on the São Paulo Stock Exchange (B3 S.A. –Brasil, Bolsa, Balcão) (the “B3”) under the ticker symbol “SBSP3”. ADSs representing our common shares are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “SBS”. The common shares are not listed on any U.S. national securities exchange.

Investing in these securities involves risks. See the “Risk Factors” sections of Sabesp’s Annual Report on Form 20-F for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 3, 2024 (the “2023 Form 20-F”) and in our report on Form 6-K to be furnished to the SEC on or around June 21, 2024, containing the interim consolidated financial statements and discussion of recent developments (the “June Form 6-K”) which are incorporated by reference herein, and in the relevant prospectus supplement.

Neither the SEC, the Brazilian Securities Commission (Comissão de Valores Mobiliários or “CVM”), nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 21, 2024.

ABOUT THIS PROSPECTUS

In this prospectus, unless the context otherwise requires, references to “Sabesp” mean Companhia de Saneamento Básico do Estado de São Paulo — Sabesp. Terms such as “we”, “us” and “our” generally refer to Companhia de Saneamento Básico do Estado de São Paulo — Sabesp, and its consolidated subsidiaries, joint operations and structured entities taken as a whole, unless the context requires otherwise. All references to “real,” “reais” or “R$” are to the currency of Brazil. All references to “U.S. dollar,” “U.S. dollars” or “US$” are to the currency of the United States of America. We have made rounding adjustments to reach some of the figures included in this prospectus.

This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission (which we refer to as the “SEC”) as a “well-known seasoned issuer” (“WKSI”) as defined in Rule 405 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), utilizing a “shelf” registration process.

Under this shelf process, we and the selling shareholders may sell common shares in one or more offerings, some of which may be represented by ADSs.

This prospectus only provides a general description of the securities that we or the selling shareholders may offer. Each time we or the selling shareholders offer securities, we will prepare a prospectus supplement containing specific information about the particular offering. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. The prospectus supplement and any other offering materials may also contain information about any material U.S. federal income tax considerations relating to the securities described in the prospectus supplement or other offering materials. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplement and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference”.

We are responsible for the information contained in or incorporated by reference into this prospectus, any prospectus supplement or any free writing prospectus prepared by on or behalf of us. Neither we nor the selling shareholders have authorized any other person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling shareholders are not making an offer to sell the ADSs in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, in the applicable prospectus supplement, free writing prospectus or any documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since then.

FORWARD-LOOKING STATEMENTS

This prospectus, the registration statement of which it forms a part, each prospectus supplement and the documents incorporated by reference into these documents contain estimates and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. The forward-looking statements contained in this prospectus, which address our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “potential” and similar expressions.

These estimates and forward-looking statements are based mainly on our current expectations and estimates of future events and trends that affect or may affect our business, financial condition, results of operations, cash flow, liquidity, prospects and the trading price of our securities. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to many significant risks, uncertainties and assumptions and are made in light of information currently available to us. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under the section entitled “Risk Factors” in this prospectus and the 2023 Form 20-F.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. There is no assurance that the expected events, trends or results will actually occur.

We have made forward-looking statements that address, among other things:

• general economic, political, demographical, health and other conditions in Brazil and in other countries, including the military conflict between Russia and Ukraine, as well as the conflict between Israel and Hamas, the imposition of sanctions and trade embargos and its impacts on the global economy;
• fluctuations in inflation, interest rates and exchange rates in Brazil;
• the outcome of our proposed privatization, authorized by the State Law No. 17,853/2023 (the “Proposed Privatization”), as proposed by the State of São Paulo, our controlling shareholder (“State of São Paulo”) and any related legislative, regulatory or political developments;
• any judicial or other challenges to our Proposed Privatization;
• the potential impacts of the new tariff structure to be implemented, its uncertainties, as well as unpredictability about the revenues we expect to earn with the new structure;
• the interests of our controlling shareholder;
• any increase in delinquencies by our customers;
• the regulations issued by the Public Services Regulatory Agency of the State of São Paulo (Agência Reguladora de Serviços Públicos do Estado de São Paulo – “ARSESP”) regarding several aspects of our business, including resetting and adjusting our tariffs;
• changes in applicable laws and regulations, as well as the enactment of new laws and regulations, including those relating to environmental, tax and employment matters in Brazil;

• existing and future governmental regulation for sanitation services, competition in our concession area, and other matters;
• risks relating to our material properties, including difficulties in obtaining or renewing existing licenses, authorizations, approvals and permits to build, expand and/or operate our business facilities and challenges to our ownership and possession of our material properties;
• the impacts on our business of probable increases in the frequency of extreme weather conditions, including droughts and intensive rain and other climatic events, such as the State of Rio Grande do Sul floods in March 2024;
• our ability to continue to use certain reservoirs under current terms and conditions;
• availability of our water supply, springs and storage systems;
• the impact on our business of lower water consumption practices adopted by our customers during the water crisis which resulted in water savings and have not returned to their prior standards despite us maintaining a continuous supply of water to the São Paulo metropolitan region;
• the size and growth of our customer base and its consumption habits;
• any measures that we may be required to take to ensure the provision of water to our customers;
• the potential impacts on our business caused by the enactment of Law No. 14,026/2020 (the “New Legal Framework for Basic Sanitation”), which introduced several changes that directly affect our operations, including the requirement to participate in new public bids in case the entity is not part of the administration of the government authority responsible for the services, and the prohibition on entering into program contracts, agreements, partnership agreements and other unstable instruments for the provision of public sanitation services;
• the potential impact of the enactment of national reference standards that should be taken into account by subnational sanitation regulatory agencies (municipal, intermunicipal, district and state) in their regulatory performance, since the New Legal Framework for Basic Sanitation determined that the National Water and Sanitation Agency (Agência Nacional de Águas e Saneamento Básico – ANA) is the regulatory authority of the sanitation sector at national level;
• our ability to comply with the requirements regarding water and sewage service levels included in our agreements with municipalities, especially as a result of the changes brought by the New Legal Framework for Basic Sanitation, which established that the goal of providing drinking water to 99% of the population and sewage collection and treatment to 90% of the population must be met by 2033, which was brought forward to 2029 for us pursuant to State Law No. 17,853/2023;
• the municipalities’ ability to terminate our existing concession agreements prior to their expiration date and our ability to renew such agreements;
• our ability to collect amounts owed to us by our controlling shareholder, states, the federal government and municipalities;
• our capital expenditure program and other liquidity and capital resources requirements;
•	the effects of the program contract for provision of water and sewage services in the city of São Paulo, which stipulates an obligation to allocate 7.5% of our revenue from the city of São Paulo to the Municipal Fund for Environmental Sanitation and Infrastructure (Fundo Municipal de Saneamento Ambiental e Infraestrutura), as ARSESP has limited the pass-through of the amount of the tariff transferred to municipal infrastructure funds to 4%;

•	our management’s expectations and estimates relating to our future financial performance;
•	our level of debt and limitations on our ability to incur additional debt;
•	our ability to access financing with favorable terms in the future;
•	the costs we incur in complying with environmental laws and any penalties for failure to comply with these laws;
•	the outcome of our pending or future legal proceedings;
•	the impact of widespread health developments, such as COVID-19, and its effects on our operating revenues and financial condition;
•	the delay or postponement in investment in our sewage system;
•	the possibility to be subject to other regulatory agencies other than ARSESP; and
•	power shortages, rationing of energy supply or significant changes in energy tariffs.

For additional information on factors that could cause our actual results to differ from expectations reflected in forward-looking statements, please see “Risk Factors” as set forth in our most recent annual report on 2023 Form 20-F, which is incorporated by reference herein, or any updates in our current reports on Form 6-K, which may be amended, supplemented or superseded, from time to time, by other reports that we file with the SEC in the future or by information in the applicable prospectus supplement.

All forward-looking statements attributed to us or a person acting on our behalf are qualified in their entirety by this cautionary statement, and you should not place undue reliance on any forward-looking statement included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

RISK FACTORS

Any investment in the common shares or ADSs involves a high degree of risk. Before purchasing any securities described in this prospectus, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus or any applicable prospectus supplement, including the risk factors incorporated by reference from the 2023 Form 20-F, the June Form 6-K, or any further updates in our current reports on Form 6-K, which may be amended, supplemented or superseded, from time to time, by other reports that we file with the SEC (available at www.sec.gov/edgar) in the future or by information in the applicable prospectus supplement. Additional risk factors that you should carefully consider may be included in a prospectus supplement or other offering materials relating to an offering of the common shares or ADSs.

We encourage you to read these risk factors in their entirety. In addition to these risks, other risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations and financial condition. Such risks could cause actual results to differ materially from anticipated results. This could cause the trading price of the securities to decline, perhaps significantly, and investors may lose part or all of their investment. You should not purchase the securities described in this prospectus unless you understand and know you can bear all of the investment risks involved.

In general, investing in the securities of issuers with operations in emerging market countries such as Brazil involves risks that are different from the risks associated with investing in the securities of U.S. companies and companies located in other countries with more developed capital markets.

SABESP

We were incorporated on September 6, 1973, under the laws of the Federative Republic of Brazil, as a mixed capital company (sociedade de economia mista) with limited liability and for indefinite duration.

We are one of the largest water and sewage service providers in the world, according to the ranking published in 2023 by Global Water Intelligence, which considered our calculated revenues for the year ended December 31, 2022. We provide water and sewage services in the State of São Paulo directly to a large number of residential, commercial and industrial consumers, as well as to a variety of public entities water services. According to the State Data Analysis System Foundation (Fundação Sistema Estadual de Análise de Dados – SEADE), the State of São Paulo had an estimated total population of 45.5 million as of December 31, 2023. In the most recent data collected by the Brazilian Institute of Geography and Statistics (Instituto Brasileiro de Geografia e Estatística – IBGE), the gross domestic product, which is the standard measure of the value added created through the production of goods and services during a certain period of time (the “GDP”) of the State of São Paulo was approximately R$3.2 trillion, representing approximately 30% of Brazil’s total GDP, and making it the largest economy of any state in Brazil based on GDP.

As of March 31, 2024 we served directly 376 of the 645 municipalities in the State of São Paulo. On June 3, 2024 our services with respect to the Igarapava municipality were interrupted and we were substituted by another concessionaire. The net book value of the assets related to this municipality was R$ 11.4 million. As of December 31, 2023, we provided water services through 10.3 million water connections to approximately 28.1 million people, representing approximately 62% of the total population of the State of São Paulo. In addition, with what we believe is our vast network, we calculated an effective water coverage ratio of 98% in respect of all regions in which we operate. We also provided sewage services through 8.8 million sewage connections to approximately 24.9 million people, achieving an effective sewage service ratio of 93% in respect of all regions in which we operate. As of December 31, 2023, we operated using 93,163 kilometers of water pipes and water transmission lines and 63,635 kilometers of sewer lines. Our significant size and scale have required us to operate in complex urban settings such as urban areas occupied by low-income populations in irregular areas (favelas) and environments without urban planning.

As of the date hereof, our corporate structure includes Sabesp and our wholly-owned subsidiary Sabesp Olímpia S.A. We also provide water and/or sewage services on a wholesale basis and through a minority participation in other four special purpose companies, as more fully described in the 2023 Form 20-F. In addition, we also acquired shares in two other companies, in which we participate as a minority shareholder: Aquapolo Ambiental S.A., which produces recycled water, and Attend Ambiental S.A, which operates a pretreatment plant for non-domestic effluent.

Further, in 2015, we incorporated Paulista Geradora de Energia S.A., which focuses on the implementation of a water treatment plant. In 2022, we incorporated (i) Cantareira SP Energia S.A., in partnership with Pacto SP Energia I Ltda., which will produce and sell electricity through four photovoltaic power generation plants on floating structures in our reservoirs in the region of Bragança Paulista; and (ii) SPE Infranext Soluções em Pavimentação S/A, which will produce and commercialize cold asphalt. Still in 2022, we acquired 20% of Foxx URE–BA S.A pursuant to the concession agreement entered into with the municipality of Barueri for the construction of a power generation plant from urban solid waste, which will be the first power generation plant operating from the incineration of urban solid waste in Brazil.

Our revenues from wholesale water services in the year ended December 31, 2023 were R$103.4 million. With respect to wholesale sewage services, our revenues in the year ended December 31, 2023 were R$37.7 million. For the year ended December 31, 2023, we generated net operating revenue of R$25,572.1 million, an increase of 15.9% compared to 2022. Our total assets amounted to R$61,471.0 million and our total shareholders’ equity amounted to R$29,857.4 million as of December 31, 2023.

Currently, we are subject to a privatization plan. On February 28, 2023, the State Privatization Program’s Board (Conselho Diretor do Programa Estadual de Desestatização or “CDPED”), which has authority over corporate reorganization plans involving privatizations of state-owned companies, such as us, agreed to proceed with the hiring of consultancy services to assist with the analysis of our Proposed Privatization, as proposed by State of São Paulo. In April 2023, the State of São Paulo government hired the International Finance Corporation (the “IFC”), an agency of the World Bank, as an advisor for this process. On December 8, 2023, the State of São Paulo enacted State Law No. 17,853/2023, providing the authorization for our Proposed Privatization and its general guidelines. Accordingly, upon completion of the offering of securities pursuant to this prospectus, the State of São Paulo may reduce or dilute its controlling interest in us through a sale of its common shares through an auction or secondary offering on the relevant stock exchanges within and outside of Brazil or via a primary public offering of our common shares within and outside of Brazil.

State Law No. 17,853/2023 also provides that, if our Proposed Privatization is consummated, our bylaws will be amended to provide for a special class of preferred share, owned exclusively by the State of São Paulo (referred to as a “golden share”), which will grant the State of São Paulo veto power over proposed changes to: (i) our name and headquarters; (ii) our corporate purpose of providing water and sewage services; and (iii) any provisions in our bylaws regarding limits on the exercise of voting rights attributed to shareholders or groups of shareholders. For more information, see “Risk Factors— If our Proposed Privatization is consummated, we will no longer have a controlling shareholder that holds more than 50% of our capital stock, which may make us susceptible to shareholder alliances, shareholder conflicts and other events arising from the absence of a controlling shareholder or a controlling group” in our June Form 6-K.

The CDPED approved, among others, the recommendation for the structure of our Proposed Privatization on April 17, 2024, pursuant to State Law No. 17,853/2023, which will be sent to the Governor of the State of São Paulo for approval. On May 27, 2024, we had an extraordinary shareholders’ meeting which approved changes to our bylaws conditional upon the consummation of our Proposed Privatization. The proposed changes to our bylaws include, inter alia, the golden share terms and conditions and a provision that will have the effect of avoiding the concentration of more than 30% of our common voting shares in the hands of one or a small group of shareholders and poison pill provisions. On June 3, 2024, the CDPED approved the final structure of our Proposed Privatization and authorized us to proceed with the Proposed Privatization through a public offering of shares (“Public Offering”), according to article 5, I, items “b” and “i” of State Law No. 9,361/1996 and article 21, I, of State Decree No. 67,759/2023, including, among others, the following conditions:

•	Partial sale of shares held directly and indirectly by the State of São Paulo, by means of a public offering to be carried out and registered with the CVM, in accordance with the rules and procedures of CVM Resolution No. 160/2022;

•	The State of São Paulo shall maintain at least 18% of our share capital, which may be further reduced depending on market conditions of the Public Offering;

•	As part of the Public Offering a reference investor will be selected subject to the bookbuilding process to act as our “reference investor” after the Proposed Privatization is consummated, through the priority allocation of common shares, representing 15% of our share capital to the reference investor selected in the Public Offering;
•
•	Common shares of the offering representing 10% of our share capital shall be allocated on a priority basis to employees, as set forth on article 42 of State Law No 9.361/1996; and

•	Certain terms and conditions shall be included in the investment agreement, lock-up and other agreements to be entered into by the State of São Paulo and the reference investor selected in the Public Offering.

CDPED also ratified that the State of São Paulo must maintain at least 10% of our share capital to maintain the special class preferred share (golden share), as provided for in our new bylaws.

Our principal executive office is located at located at Rua Costa Carvalho, 300, 05429-900 São Paulo, SP, Brazil. Our telephone number is +55 11 3388-8000 and website is www.sabesp.com.br. Our legal name is Companhia de Saneamento Básico do Estado de São Paulo – SABESP and our commercial name is Sabesp. The information on our website, which might be accessible through a hyperlink resulting from this URL, is not and shall not be deemed to be incorporated into this prospectus or any accompanying prospectus supplement.

USE OF PROCEEDS

Unless otherwise disclosed in connection with a particular offering of securities, we intend to use the net proceeds from the sale of any securities as provided in the applicable prospectus supplement.

In the case of a secondary offering of securities, we will not receive any proceeds from the sale of our common shares by such selling shareholders.

DESCRIPTION OF SHARE CAPITAL

The following is a brief summary of certain significant provisions of our bylaws, the Brazilian corporate law, and the rules and regulations of the CVM and of the Novo Mercado segment of B3. This discussion does not purport to be complete and is qualified by reference to our bylaws and of those laws, rules and regulations. For a summary of certain of your rights as our shareholder, see “—Rights Attaching to Our Shares” below.

General

We are a mixed capital company, of unlimited duration, incorporated on September 6, 1973, with limited liability, duly organized and operating under Law No. 6,404, of December 15, 1976 (the “Brazilian Corporate Law”). We were authorized and constituted in accordance with São Paulo State Law No. 119 of June 29, 1973. We are registered with the Brazilian tax authorities under CNPJ No. 43.776.517/0001-80.

In 1994, we were registered with the CVM as a publicly held company and are therefore subject to the CVM’s rules, including those relating to the periodic disclosure of material facts and relevant events. Our common shares have been listed on the B3 under the ticker “SBSP3” since June 4, 1997.

In 2002, we joined the Novo Mercado segment of the B3, which is the listing segment in Brazil with the highest corporate governance requirements. In the same year, we registered our common shares with the SEC and started trading our shares in the form of ADR – level III on the NYSE under the ticker “SBS.”

Corporate Purpose

Our bylaws provide that our corporate purpose is to render basic sanitation services, aimed at the universalization of basic sanitation in the State of São Paulo and achieving financial sustainability in the long-term. Our activities comprise water supply, sanitary sewage services, urban rainwater management and drainage services, urban cleaning services, solid waste management services and related activities, including the planning, operation, maintenance and commercialization of energy (for us or third parties), and the commercialization of services, products, benefits and rights that directly or indirectly arise from our assets, operations and activities. We are allowed to act, in a subsidiary form, in other Brazilian locations and abroad.

Capital Stock

Our share capital consists of 683,509,869 common shares, all nominative and without par value. If our Proposed Privatization is consummated, the provisions of our new bylaws approved by our shareholders on May 27, 2024 will come into effect. This version of the bylaws provides for a golden share (which is a special class of preferred share), exclusively held by the State of São Paulo, which confers certain veto rights to the State of São Paulo, as described below.

Treasury Shares

We hold no treasury shares and we do not have a program for repurchasing our shares.

Authorized Capital

As approved by our shareholders in the meeting held on May 27, 2024, our Board of Directors is allowed to increase our share capital up to the limit of 1,187,144,787 common shares, all nominative and without par value, regardless of statutory reform; and to exclude the shareholders’ preemptive rights in the subscription of shares issued through public offerings, pursuant to article 172, caput and item I, of Brazilian Corporate Law.

Rights Attaching to Our Shares

Common Shares

Each of our common shares entitles its holder to one vote on matters to be voted at the annual or extraordinary shareholders’ general meeting. In addition, upon our liquidation, holders of our shares are entitled to share in all of our remaining capital, after paying our creditors in accordance with their respective ownership interest in us. Holders of our common shares are entitled to participate in all future capital increases carried out by us.

Preferred Shares

If our Proposed Privatization is consummated, the State of São Paulo will hold a golden share (which will be a special class preferred share), granting veto power over proposed changes to:

(i)	our name and headquarters;

(ii)	our corporate purpose of providing water and sewage services; and
(iii)	any provisions in our bylaws regarding limits on the exercise of voting rights attributed to shareholders or groups of shareholders.

Transfer of Our Shares

Our shares are not subject to any share transfer restrictions. Whenever a transfer of ownership of shares occurs, the finance company with which such shares are deposited may collect from the transferring shareholder the cost of any services in connection with the Brazilian transfer thereof, subject to maximum rates established by the CVM.

Pre-emption Rights

Each of our shareholders has a general preemptive right to subscribe for shares or securities convertible into shares in any capital increase, in proportion to his or her ownership interest in us, except in the event of the grant and exercise of any option to acquire shares of our capital stock. The preemptive rights are valid for a 30-day period from the publication of the announcement of the capital increase. Shareholders are also entitled to sell this preemptive right to third parties. Under Brazilian Corporate Law, we may amend our bylaws to eliminate preemptive rights or to reduce the exercise period in connection with a public offering of shares or an exchange offer made to acquire another company.

In the event of a capital increase by means of the issuance of new shares, holders of common shares, would, except under circumstances described above, have preemptive rights to subscribe for any class of our newly issued shares. Accordingly, preemptive rights may or may not be delivered to or otherwise extended to ADSs holders, as agreed between us and the Depositary, in each instance. In any case, an ADS holder would not be able to exercise the preemptive rights relating to the common shares underlying his or her ADSs unless a registration statement under the Securities Act, is effective with respect to those rights or an exemption from the registration requirements of the Securities Act is available. For more information, see “Item 3.D. Risk Factors—Risks Relating to Our Common Shares and ADSs—A holder of our common shares and ADSs might be unable to exercise preemptive rights and tag-along rights with respect to the common shares” of our 2023 Form 20-F, incorporated by reference herein.

Any exercise of preemptive rights relating to the common shares will not be subject to Brazilian income tax. Any gain on the sale or assignment of preemptive rights relating to the common shares by a non-Brazilian holder of common shares will be subject to Brazilian taxation at the same rate applicable to the sale or disposition of common shares.

Redemption

Brazilian Corporate Law provides that, under limited circumstances, a shareholder has the right to withdraw his or her equity interest from the company and to receive payment for the portion of shareholder’s equity attributable to his or her equity interest. This right of withdrawal may be exercised by dissenting shareholders in the event that at least half of all voting shares outstanding authorize us:

•	to reduce the mandatory distribution of dividends;
•	to merge into another company or to consolidate with another company, subject to the conditions set forth in Brazilian Corporate Law;
•	to participate in a centralized group of companies, as defined under and subject to Brazilian Corporate Law;
•	to change our corporate purpose;
•	to split up, subject to Brazilian Corporate Law;
•	to change the preferences, advantages and conditions for redemption or amortization of one or more classes of preferred shares, or create a new class of shares;
•	to transform into another type of company;
•	to transfer all of our shares to another company or to receive shares of another company in order to make the company whose shares are transferred a wholly owned subsidiary of such company, known as incorporação de ações; or
•	to acquire control of another company at a price which exceeds the limits set forth in Brazilian Corporate Law.

The right of withdrawal lapses 30 days after publication of the minutes of the shareholders’ meeting that approved a corporate action described above. We would be entitled to reconsider any action giving rise to withdrawal rights within 10 days following the expiration of such rights if the withdrawal of shares of dissenting shareholders would jeopardize our financial condition. Brazilian Corporate Law allows companies to redeem their shares at their economic value, subject to the provisions of their bylaws and certain other requirements. Our bylaws currently do not provide that our capital stock will be redeemable at its economic value and, consequently, any redemption pursuant to Brazilian Corporate Law would be made based on the book value per share, determined on the basis of the most recent balance sheet approved by the shareholders. However, if a shareholders’ meeting giving rise to redemption rights occurred more than 60 days after the date of the most recent balance sheet approved, a shareholder would be entitled to demand that his or her shares be valued on the basis of a new balance sheet dated within 60 days of such shareholders’ meeting. In this case, the company will immediately pay 80% of the reimbursement amount calculated based on the most recent balance sheet and, once the next balance sheet is finalized, will pay the balance within 120 days from the date of the general shareholders’ meeting.

In addition, shareholders are precluded from exercising withdrawal rights resulting from a (i) merger into or consolidation with another company, subject to the conditions set forth in Brazilian Corporate Law, or (ii) participation in a centralized group of companies, as defined under and subject to Brazilian Corporate Law if their shares meet the following criteria: (a) they are considered liquid, defined as being part of the Bovespa index (Índice Bovespa) or another stock exchange index (as defined by the CVM); and (b) share ownership is dispersed, such that the controlling shareholder or companies it controls hold less than 50% of our shares. Our common shares are listed on the Bovespa index.

We may cancel the right of withdrawal if the payment amount has a material adverse effect on our finances.

Registration

Our shares are held in book-entry form with Banco Bradesco S.A., which will act as the custodian agent for our shares (“Banco Bradesco” or the “Custodian”). Transfer of our shares will be carried out by means of book entry by Banco Bradesco in its accounting system, debiting the share account of the seller and crediting the share account of the buyer, upon a written order of the transferor or a judicial authorization or order to affect such transfers.

Notification of Interests in Our Shares

Any shareholder who acquires or disposes of 5%, 10%, 15% and so on of our share capital of any class is obliged to notify us immediately upon completion of the transaction. Such obligation also applies to the holders of ADSs, convertible debentures and stock options. After the receipt of such notification, we will disclose such transaction by means of a notice to be uploaded on the CVM website and duly update its corporate information in our Reference Form (Formulário de Referência) within seven business days of the transaction occurrence.

If our Proposed Privatization is consummated, our bylaws will include poison pills provisions in order to avoid any shareholder or group of shareholders to hold, directly or indirectly, more than 30% of our voting shares.

Shareholders’ General Meetings

The Brazilian Corporate Law does not allow shareholders to approve matters by written consent obtained in response to a consent solicitation procedure. All matters subject to shareholders approval must be approved at a duly convened general meeting. There are two types of shareholders’ meetings: ordinary and extraordinary. Ordinary meetings occur once a year, within 120 days of our fiscal year end, and extraordinary meetings can be called whenever necessary.

Shareholders’ meetings are called by our Board of Directors. Notice of such meetings is posted to shareholders and, in addition, notices are placed in a newspaper of general circulation in our principal place of business and on our website at least 21 days before the meeting.

Shareholders’ meetings are held at our principal executive office in São Paulo and can also be conducted online, which, since 2020, has become a common practice adopted by us and other publicly held companies. Shareholders may be represented at a shareholders’ meeting by attorneys-in-fact who are: (i) shareholders of the company; (ii) a Brazilian lawyer; (iii) a member of our management; or (iv) a financial institution.

At duly convened meetings, our shareholders are able to take any action regarding our business. The following actions can only be taken by our shareholders in general meeting:

•	election and dismissal of the members of our Board of Directors and our Fiscal Council, if the shareholders have requested the setup of the latter;

•	approval of the aggregate compensation of the members of our Board of Directors and Board of Executive Officers, as well as the compensation of the members of the Fiscal Council;
•	amendment of our bylaws;
•	approval of our merger, consolidation or spin-off;
•	approval of our dissolution or liquidation, as well as the election and dismissal of liquidators and the approval of their accounts;
•	granting stock awards and approval of stock splits or reverse stock splits;
•	approval of stock option plans for our management and employees, as well as for the management and employees of other companies directly or indirectly controlled by us;
•	approval, in accordance with the proposal submitted by our Board of Directors, of the distribution of our net income and payment of dividends;
•	authorization to delist from the Novo Mercado and to become a private company, except if the cancellation is due to a breach of the Novo Mercado Listing Regulation;
•	regulations by management, and to retain a specialized firm to prepare a valuation report with respect to the value of our shares, in any such events;
•	approval of our management accounts and our consolidated financial statements;
•	approval of any primary public offering of our shares or securities convertible into our shares; and
•	deliberate upon any matter submitted by the Board of Directors.

Board of Directors, Board of Executive Officers, Fiscal Council and Committees

As of the date of this registration statement, our main management and governance bodies formally constituted and with regular operation, are: (i) Board of Directors; (ii) Board of Executive Officers; (iii) Fiscal Council; (iv) Audit Committee; and (v) Eligibility Committee. If our Proposed Privatization is consummated, we will have the following main management and governance bodies: (i) Board of Directors; (ii) Board of Executive Officers; (iii) Fiscal Council; (iv) Audit Committee; (v) Eligibility and Compensation Committee; (vi) Sustainability and Corporate Accountability Committee; and (vii) Related Party Transactions Committee.

Our management, pursuant to our bylaws and the governing legislation, is the responsibility of the Board of Directors and the Board of Executive Officers. The members of the Board of Directors and those of the Board of Executive Officers may be shareholders or not, and in both cases, the management guarantee provided for in the Brazilian Corporate Law may be required.

The management bodies also have the support of advisory bodies and support secretariats.

Qualifications

The Brazilian Corporate Law and CVM regulations also provide that certain individual may not be appointed to a position by our management, including those who: are disqualified by the CVM, have been declared bankrupt or have been convicted of certain offenses such as bribery and crimes against the economy.

The Law No. 13,303/2016 introduced several provisions, including establishing minimum requirements for the election of members of the boards, such as: (i) (a) to have a minimum professional experience of ten years in the public or private segment related to the intended state-owned company, or in other related segments regarding the superior managing position that he or she was appointed to; or (b) to have a minimum professional experience of four years in one of such positions: (1) superior manager position in similar companies considering the size or the business of the intended state-owned company; (2) to have occupied positions or functions of trust equal to DAS-4 (manager) or superior in the public segment; (3) have been a teacher or a researcher in subjects related to the intended state-owned company business; (c) to have a minimum self-employed professional experience of four years in activities directly or indirectly related to the intended state-owned company business; (ii) to have an academic degree in areas related to the intended state-owned company business; (iii) do not fall under the non-admission hypothesis and are not declared ineligible regarding the Complementary Law No. 64 of 1990. Once the Privatization Process is concluded, these provisions will no longer be applicable to us.

The minutes of the shareholders’ or directors’ meeting that appoints a member of the Board of Directors or the Board of Executive Officers, respectively, must detail the qualifications of such person and specify the period of their mandate.

Appointment and Composition

The members of our Board of Directors are elected at the general shareholders meeting to serve a two-year term. The Board of Directors is currently composed of 11 members, with six members considered independent, all appointed in accordance with our bylaws. If our Proposed Privatization is consummated, our bylaws will provide for nine sitting Directors and the State of São Paulo will have the ability to elect up to three members of our Board of Directors not considering the nomination of the independent members. See “Item 6.A. Directors and Senior Management—Board of Directors” of our 2023 Form 20-F, incorporated by reference herein, for additional information.

Pursuant to article 140 of the Brazilian Corporate Law, the members of the board of directors will be elected by means of shareholders meetings and may be replaced at any time. There are no prescribed age limits for retirement of members of our Board of Directors.

Under article 141, paragraphs 4 and 5 of Brazilian Corporate Law, minority shareholders may appoint a member of the board of directors, as follows:

(i)	holders of common shares representing at least 15% of the total common shares with voting rights may appoint one member to the board of directors and its respective alternate;
(ii)	holders of preferred shares representing at least 10% of the total capital stock of a company may appoint one member to the board of directors and its respective alternate; and
(iii)	if the percentages set forth in items (i) and (ii) are not met by the holders of common shares and preferred shares, holders of common shares and holders of preferred shares representing together more than 10% of the total capital of a company may jointly appoint one member to the board of directors and its respective alternate.

Those rights may only be exercised by shareholders that prove their continuous share ownership during the last three months prior to our shareholders’ meeting.

In addition, article 141 of the Brazilian Corporate Law and CVM regulations determine that shareholders holding more than 10% of the voting capital are entitled to request cumulative voting rights (voto múltiplo) so as to increase their chances of electing at least one member to the board of directors, equivalent rights to (i), (ii) and (iii) above as well as cumulative voting rights are not available to ADSs holders. Under the cumulative voting process, each voting share is entitled to a number of votes equal to the number of board seats being filled at the relevant shareholders’ meeting, such votes which can be cast to a single or more candidates. As a result of the cumulative voting, controlling shareholders may be prevented from controlling all seats of the board, while minority shareholders may be allowed to appoint at least one member of that body. Shares participating in the cumulative voting process will not be counted for the purposes of appointing board members in the circumstances described in (i) through (iii) above (and vice versa).

In order to ensure that the majority of board members is elected by the controlling shareholder, Brazilian Corporate Law provides that whenever the election of board members uses cumulative voting and holders of common or preferred shares elect board members in separate elections, the controlling shareholders will always have the right to elect such board members in a number equal to the number elected by the other shareholders plus one member, even if that results in the board having more members than the number set forth by the company’s bylaws (article 141, paragraph 7, of the Brazilian Corporate Law).

Brazilian Corporate Law also provides that, whenever cumulative voting is adopted and the general shareholders meeting removes any member from office, all members will be automatically removed from office and a new election will take place. In other situations of vacancy, if no substitute members are elected along with effective members, the next shareholders’ meeting will elect all members of the board.

If our Proposed Privatization is consummated, our bylaws will no longer confer the right set forth in article 141, paragraph 7, of the Brazilian Corporate Law to the State of São Paulo, as it will be limited to vote on 30% of our voting shares. Additionally, if our Proposed Privatization is consummated, with the exception of the provisions of article 141 of the Brazilian Corporate Law, the election of the members of the Board of Directors shall take place by the slate system, observing, in any event, the applicable rules on eligibility provided for in the legislation and regulations in force, in our bylaws and in our nomination policy.

Our Board of Executive Officers consists of up to seven executive officers appointed by our Board of Directors for a two-year term. Our CEO shall not simultaneously hold the position of Chairman of the Board of Directors.

Upon the election of a new governor for the State of São Paulo and any resulting change in the administration of the State of São Paulo, all or some of the members of our Board of Directors, including our chairwoman, have historically been replaced by designees of the new administration. The State of São Paulo appointed nine members of the Board of Directors, one member was appointed by the minority shareholders, and another was elected as employee’s representative.

Our Fiscal Council, which is established on a permanent basis, consists of a minimum of three and a maximum of five sitting members and the same number of alternates. Our Fiscal Council currently consists of five sitting members and five alternates, elected at shareholders’ meetings with a term of one year. It is guaranteed the participation, in the Fiscal Council, of a representative of the minority shareholders. If our Proposed Privatization is consummated, our bylaws will no longer have requirements about the participation of a representative of the minority shareholders in the Fiscal Council.

Meetings and Duties

Our Board of Directors ordinarily meets once a month or, when necessary for the interests of our company, when called by its chairman or by the majority of its members. Among other duties, our Board of Directors is responsible for: (i) approving our strategic plan; (ii) approving the business plan for the following financial year, annual and multi-annual programs, indicating the respective projects; (iii) the appointment and dismissal of the executive officers and members of the Audit Committee, (iv) deliberating on the increase of our share capital within the limit authorized by our bylaws; and (v) expressing its opinion on any proposal by the Board of Executive Officers or any matter to be submitted to the General Shareholders’ Meeting. Directors cannot participate in discussions or vote on matters in which they are interested. As a result, our Board of Directors does not have the power to vote on compensation for itself. Only our shareholders may approve such matters.

The Board of Executive Officers’ ordinarily meets at least twice a month or, extraordinary, whenever called by the CEO or by two officers. Our Board of Executive Officers determines our general business policy, is responsible for all matters related to our day-to-day management and operations and is the highest controlling body with regards to the execution of our guidelines. Members of our Board of Executive Officers cannot participate in discussions or vote in relation to matters in which they are otherwise interested. Its responsibilities are determined by bylaws and our internal regulations, as well as by the applicable laws. See “Item 6.A. Directors and Senior Management— Board of Executive Officers” of our 2023 Form 20-F, incorporated by reference herein, for additional information.

Our Fiscal Council generally meets, ordinarily, once a month and, extraordinarily, whenever called by any of its members of by the Board of Executive Officers. The primary responsibility of the Fiscal Council, which is independent from management and from the external auditors appointed by our Board of Directors, is to oversee the actions of our managers and ensure compliance with their legal and statutory duties, pursuant to article 163 of the Brazilian Corporate Law, and to review our consolidated financial statements and report on them to our shareholders.

Committees

Our management has also two permanent committees. If our Proposed Privatization is consummated, our management will have four permanent committees, formed by members of the board itself and by independent external members. The committees’ basic function is to advise the Board of Directors in fulfilling its responsibilities for establishing fundamental guidelines and our superior control, with specific attributions of analysis, monitoring, and recommendation on specific issues in each area.

Audit Committee

We have a permanent Audit Committee, as provided for in our bylaws, which is composed of three members of the Board of Directors who, cumulatively, will comply with the requirements of (i) independence (in accordance with the Regulamento do Novo Mercado); (ii) technical expertise; and (iii) time availability. The current members were elected at the annual shareholders’ meeting held on April 25, 2024. Pursuant to our bylaws, the members of our Audit Committee may be appointed simultaneously with their election to the Board of Directors or by a subsequent resolution at a Board of Director’s meeting. The members of the Audit Committee may only rejoin this committee three years after the end of their term of office.

The Audit Committee is mainly responsible for assisting and advising the Board of Directors in its responsibilities to ensure the quality, transparency and integrity of our published consolidated financial information and consolidated financial statements. The Audit Committee is also responsible for supervising all matters relating to the code of conduct and integrity, accounting, internal controls, the internal and independent audit functions, compliance, risk management and internal policies, such as the related party’s transaction policy. The Audit Committee and its members have no decision-making powers or executive functions.

If our Proposed Privatization is consummated, the committee will no longer be governed by the provisions of Law No. 13,303/2016 and will follow the guidelines of CVM Resolution No. 23, dated February 25, 2021.

Eligibility Committee

In accordance with Federal Law No. 13,303/2016, and pursuant to our bylaws, we have an Eligibility Committee responsible for supervising the process for the appointment and evaluation of members of our Board of Directors, Board of Executive Officers and Fiscal Council. Currently, this Committee is not responsible for supervising the process of compensation of members of the Company’s statutory bodies.

This committee consists of up to three members, elected by the General Shareholders’ Meeting, without a fixed term of office. Members must have at least three years’ professional experience in public administration, or three years’ experience in the private sector in an area in which, or related to which, we operate.

If our Proposed Privatization is consummated, pursuant to our new bylaws, an Eligibility and Compensation Committee responsible for supervising the process for the appointment, evaluation and compensation of members of the Company’s statutory and non-statutory bodies will be created. It will be composed of at least three and up to five members, elected by our Board of Directors, all with compatible academic backgrounds or relevant professional experience in the matters falling within their competence, with at least one of them being an independent member, who will act as the committee’s coordinator. Its purpose is to verify the process for appointing and evaluating officers, directors and members of the Fiscal Council, Statutory and Non-Statutory departments and to dealing with matters related to the compensation and benefits of directors, officers and members of Statutory and Non-Statutory departments.

Sustainability and Corporate Accountability Committee

If our Proposed Privatization is consummated, pursuant to our new bylaws, a Sustainability and Corporate Accountability Committee will be created. It will be composed of at least three and up to five members, being four members elected by our Board of Directors and one member by our employees in a direct election, which may count on our administrative support, if requested. Through the Sustainability and Corporate Accountability Committee, we intend to integrate the environmental, social and corporate governance practices into the business strategy, as well as encourage the adoption of the highest socio-environmental and governance standards in our corporate policies and operations. The Sustainability and Corporate Accountability Committee will (i) monitor the implementation of the sustainability and climate change policy and the sustainable management of natural resources, adequacy of working conditions and positive involvement with communities, including monitoring our goals for water efficiency, conservation of natural resources and social impact; and (ii) verify the performance of the Social and Environmental Management System, for an integrated assessment of social and environmental risks and impacts, when applicable, in our locations and operations areas, among others.

Related Party Transactions Committee

If our Proposed Privatization is consummated, pursuant to our new bylaws, a Related Party Transactions Committee will be created. It will be composed of at least three and up to five members, elected by our Board of Directors. The Related Party Transactions Committee will be dedicated to handling of related party transactions and situations involving potential conflicts of interest, in order to preserve the Company’s interests and ensure full independence and absolute transparency and shall report to the Audit Committee as appropriate. The Related Party Transactions Committee will: (i) ensure compliance with the criteria established in the institutional policy on transactions with related parties approved by the Board of Directors; (ii) analyze and express an opinion on any operations that characterize a transaction with a related party and the impact of their conclusion; and (iii) provide an opinion, by means of a reasoned statement, on situations involving a potential conflict of interest in a transaction with a related party, when a director, shareholder or other governance agent is not independent in relation to the matter under discussion and may influence or make decisions motivated by particular interests or interests different from those of the company, even if they converge with the company’s interests.

Proposed Privatization

On December 8, 2023, the State of São Paulo enacted State Law No. 17,853/2023, providing the authorization for our Proposed Privatization and its general guidelines. State Law No. 17,853/2023 also provides that, if our Proposed

Privatization is consummated, our bylaws will be amended to provide for a golden share, owned exclusively by the State of São Paulo, which will grant the State of São Paulo veto power over proposed changes to: (i) our name and headquarters; (ii) our corporate purpose of providing water and sewage services; and (iii) any provisions in our bylaws regarding limits on the exercise of voting rights attributed to shareholders or groups of shareholders. On May 27, 2024, we held an extraordinary shareholders’ meeting, which approved changes to our bylaws conditional upon the consummation of our Proposed Privatization, such as, inter alia, an authorized capital provision, the golden share terms and conditions, a provision that will have the effect of avoiding the concentration of more than 30% of our common voting shares in the hands of one or a small group of shareholders and poison pill provisions. See our 2023 Form 20-F for further information about our Proposed Privatization and the amendment to our bylaws.

Reference Investor

As part of our Proposed Privatization, the State of São Paulo will offer common shares to a reference investor (the “Reference Investor”) through a public competitive process consisting of the submission of pricing and volume proposals (the “Bidding Process”).

In accordance with the rules governing our Proposed Privatization and the Bidding Process, a priority offering in Brazil will allocate certain of our shares to the Reference Investor. This Bidding Process follows a structured procedure to ensure compliance with relevant regulations and transparency. Potential investors must thoroughly review relevant documents, particularly those detailing risk factors, as well as our 2023 Form 20-F and the June Form 6-K.

The two proposals with the best terms will be publicly announced. Each proposal will be part of a bookbuilding process that will determine the winning Reference Investor. The Reference Investor will enter into a certain investment agreement (the “Investment Agreement”) with the State of São Paulo, which will govern its corporate governance rights.

The consummation of our Proposed Privatization is conditioned upon our price per share being equal to or higher than a minimum price recommended by our board of directors of and as approved by the governor of the State of São Paulo (the “Minimum Price Condition”). If the Minimum Price Condition is not met by the completion date of the bookbuilding procedure, our Proposed Privatization will not be consummated.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

We have listed on the NYSE ADSs representing our common shares. The Bank of New York Mellon has agreed to act as the depositary bank with respect to our ADSs (“BNYM” or “Depositary”). BNYM’s depositary offices are located at 240 Greenwich Street, New York, New York 10286. The ADSs represent ownership interests in securities that are on deposit with the Depositary and may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The Depositary typically appoints a custodian to safekeep the securities on deposit. In our case, the custodian is Banco Bradesco, located at Departamento de Ações e Custódia, Núcleo Cidade de Deus, no number, Prédio Amarelo, 1st floor, Vila Yara, Osasco, São Paulo, Brazil, CEP 06029-900.

The ADSs are issued pursuant to a deposit agreement. The deposit agreement will be amended and restated upon and subject to the consummation of the Proposed Privatization. A form of the proposed amended and restated deposit agreement is on file with the SEC under cover of Post-Effective Amendment No. 1 to the Registration Statement on Form F-6 (Reg. No. 333-185993). You may obtain a copy of the proposed deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov).

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an ADS holder. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an ADS holder will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement.

Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, one common share on deposit with the Depositary or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the Depositary or the custodian on behalf of the owner of the ADS but that has not been distributed to the owners of ADSs. The deposited common shares and any other securities or other property the Depositary is holding under the Deposit Agreement are referred to collectively as the “Deposited Securities”. We and the Depositary may agree to change the ADS-to-common share ratio by amending the deposit agreement.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Brazilian law governs shareholder rights. The depositary will be the holder of the shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

As an ADS holder or beneficial owner of ADSs, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the Depositary, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

Dividends and Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. ADSs holders will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Upon receipt of confirmation of the receipt of any cash dividend or other cash distribution on any Deposited Securities, the Depositary will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders as of the record date. The conversion into U.S. dollars will take place only if lawful and reasonable practicable and if the U.S. dollars are transferable to the United States.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by ADS holders under the terms of the deposit agreement. In the event that we or the Depositary shall be required to withhold and does withhold from such cash dividend or such other cash distribution an amount on account of taxes, the amount distributed to ADS holders shall be reduced accordingly. We or our agent will remit to the appropriate governmental agency in Brazil all amounts withheld and owing to such agency. The Depositary will forward to us or our agent such information from its records as we may reasonably request to enable us or our agent to file necessary reports with governmental agencies, and the Depositary or us or our agent may file any such reports necessary to obtain benefits under the applicable tax treaties for ADS holders.

Distributions of Shares

Whenever we intend to make a free distribution that consist of a dividend in, or free distribution of, common shares for the securities on deposit with the custodian, the Depositary may, and shall if we shall so request, distribute to holders of outstanding ADSs additional ADSs representing the common shares received as such dividend or free distribution. Fractional entitlements will be sold and the proceeds of such sale will be distributed. If additional ADSs are not so distributed, each ADS shall also represent the additional common shares distributed upon the Deposited Securities represented thereby.

The distribution of new ADSs upon a distribution of common shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the Depositary may sell all or a portion of the new common shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the Depositary does not distribute new ADSs as described above, it may sell the common shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional common shares or any rights of any other nature, we will assist the Depositary in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to ADS holders.

The Depositary may, following consultation with us, establish procedures to distribute rights to subscribe for additional ADSs to ADS holders or dispose such rights on behalf of any ADS holders and make the net proceeds available to such holders if it is lawful and reasonably practicable to make the rights available to ADS holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction), or it may allow rights to lapse. You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The Depositary is not obligated to establish procedures to facilitate the distribution and disposal by holders of rights to subscribe for new common shares other than common shares represented by ADSs.

In circumstances in which rights would otherwise not be distributed, if an ADS holder requests the distribution of warrants or other instruments in order to exercise the rights allocable to the ADSs, the Depositary will make such rights available to such holder upon written notice from us to the Depositary that (i) we have elected in our sole discretion to permit such rights to be exercised; and (ii) such holder has executed such documents as we have determined in our sole discretion are reasonably required under applicable law. If the Depositary has distributed warrants or other instruments for rights to all or certain holders, then upon instruction from such a holder to exercise such rights and payment to the Depositary for an amount equal to the purchase price of the common shares to be received upon the exercise of the rights and the fees and expenses of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary shall, on behalf of such holder, exercise the rights and purchase the common shares. The Depositary will deposit the common shares and deliver ADSs to such ADS holder. Such ADS may be legended in accordance with applicable U.S. laws and shall be subject to the appropriate restrictions on sale, deposit, cancellation, and transfer under such laws.

The Depositary will not distribute the rights to you if, for any reason, the Depositary determines that it is not lawful and feasible to make such rights available to all or certain holders.

The Depositary will not offer rights to holders unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act with respect to a distribution to holders or are registered under the provisions of such Securities Act; provided that nothing in the deposit agreement shall create, or shall be construed to create, any obligation on our part to file such a registration statement or to endeavor to have such a registration statement declared effective. If an ADS holder requests distribution of warrants or other instruments, notwithstanding that there has been no such registration under the Securities Act, the Depositary shall not effect such distribution unless it has received an opinion from our counsel in the United States that such distribution is exempt from such registration, or if we notify the Depositary in writing that the issuance of common shares is either as a bonus, share split or similar event.

Distribution of Additional Shares, Rights, etc.

Whenever we intend to distribute to holders of our common shares (i) additional common shares, (ii) rights to subscribe for common shares, (iii) securities convertible into common shares, or (iv) rights to subscribe for such securities (each a “Distribution”), we will indicate whether we wish the distribution to be made available to you. In such case, we will assist the Depositary in determining whether such distribution is lawful and reasonably practicable and we will furnish to the Depositary a written opinion from our United States counsel stating whether or not the Distribution requires a Registration Statement under the Securities Act to be in effect prior to making such Distribution. In case it is required, such counsel shall furnish to the Depositary a written opinion as to whether or not there is a Registration Statement in effect which will cover such Distribution.

The Depositary will make the distribution available to you only if it is lawful and reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the Depositary will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election distribution is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the Federative Republic of Brazil would receive upon failing to make an election, as more fully described in the deposit agreement.

Distributions Other Than Cash, Shares or Rights

Whenever we intend to distribute property other than cash, common shares or rights to subscribe for additional common shares, we will notify the Depositary in advance and will assist the Depositary in determining whether such distribution to ADS holders is lawful and reasonably practicable.

If it is lawful and reasonably practicable to distribute such property to you and if we provide to the Depositary all of the documentation contemplated in the deposit agreement, the Depositary will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

If in the opinion of the Depositary such distribution cannot be made proportionately among the holders, or if for any other reason the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may reasonably deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale to the holders as in the case of a distribution received in cash; provided that any unsold balance shall be distributed to the holders, if such distribution is feasible without withholding for or on account of any taxes or other governmental charges and without registration under the Securities Act; provided, further, that no distribution shall be unreasonably delayed by any action of the Depositary. To the extent such property, or the net proceeds, is not effectively distributed to holders, the same shall constitute Deposited Securities and each ADS shall thereafter also represent its proportionate interest in such property or net proceeds.

Changes Affecting Deposited Securities

The Deposited Securities may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of our common shares or a recapitalization, reorganization, merger, consolidation or sale of our assets.

If any such change were to occur, the new securities received by the Depositary would, to the extent permitted by law and the deposit agreement, be treated as new Deposited Securities, and ADSs would thenceforth represent, the new

Deposited Securities so received. In the event of a change in the Deposited Securities, the Depositary may call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing such new Deposited Securities.

Issuance of ADSs upon Deposit of Common Shares

Upon completion of the offering, the common shares being offered pursuant to the prospectus will be deposited by us with the Custodian. Upon receipt of confirmation of such deposit, the Depositary will deliver ADSs to the underwriters named in the prospectus.

After the closing of the offering, the Depositary may create ADSs on your behalf if you or your broker deposit common shares with the Custodian. The Depositary will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the common shares to the Custodian. Your ability to deposit common shares and receive ADSs may be limited by U.S. and the Federative Republic of Brazil legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the Depositary or the Custodian receives confirmation that all required approvals have been given and that the common shares have been duly transferred to the Custodian. The Depositary will only deliver ADSs in whole numbers.

When you make a deposit of common shares, you will be responsible for transferring good and valid title to the Depositary. As such, you will be deemed to represent and warrant that:

•	The common shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.
•	All preemptive (and similar) rights, if any, with respect to such common shares have been validly waived or exercised.
•	You are duly authorized to deposit the common shares.
•	The deposit of such common shares and the sale of ADRs evidencing ADSs representing such common shares are not restricted under the Securities Act.

Such representations and warranties shall survive the deposit of common shares and delivery of ADSs. If any of the representations or warranties are incorrect in any way, we and the Depositary may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfers, Split-Ups, and Combinations of ADRs

As an ADS holder, you will be entitled to transfer your ADSs and to combine or split up ADRs evidencing your ADSs. To register a transfer of ADSs, you will have to surrender any ADRs evidencing those ADSs to the Depositary and also must:

•	ensure that any surrendered ADR is properly endorsed or otherwise in proper form for transfer or accompanied by instruments of transfer or you must present a proper instruction for transfer of uncertificated ADSs;
•	provide proof of identity and genuineness of any signatures, if required;
•	comply with regulations that the Depositary may establish consistent for such purpose;
•	provide any transfer stamps required by the State of New York or the United States; and

The delivery or registration of transfer of ADSs may be suspended, or the transfer of ADSs in particular instances may be refused, during any period when the transfer books of the Depositary are closed, or if any such action is deemed necessary or advisable by the Depositary or us at any time. The Depositary shall not knowingly accept for deposit any common shares required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such common shares.

Surrender of ADS and Withdrawal of Deposited Securities

As a holder, you will be entitled to present your ADSs to the Depositary for cancellation and then receive the corresponding number of underlying common shares at the custodian’s offices. Your ability to withdraw the common shares held in respect of the ADSs may be limited by U.S. and the Federative Republic of Brazil law considerations applicable at the time of withdrawal. In order to withdraw the common shares represented by your ADSs, you will be required to pay to the Depositary the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the common shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

Delivery of such Deposited Securities may be made by the delivery of (i) Deposited Securities in your name or as ordered by you or by certificates properly endorsed or accompanied by proper instruments of transfer to you or as ordered by you; and (ii) any other securities, property and cash to which you are entitled in respect surrendered ADSs to you or as ordered by you. Such delivery shall be at your risk and expense.

If you hold ADSs registered in your name, the Depositary may ask you to provide proof of identity and genuineness of any signature and such other documents as the Depositary may deem appropriate before it cancels your ADSs. The withdrawal of the common shares represented by your ADSs may be delayed until the Depositary receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the Depositary will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the Deposited Securities at any time except for:

•	Temporary delays that may arise because (i) ours or the Depositary’s transfer books are closed, or (ii) common shares are immobilized on account of a shareholders’ meeting or a payment of dividends.
•	Obligations to pay fees, taxes and similar charges.
•	Restrictions imposed because of compliance with any United States or foreign laws or governmental regulations applicable to ADSs, our estatuto social (By-laws) or the withdrawal of the Deposited Securities.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the Depositary to exercise the voting rights for the common shares represented by your ADSs.

Pursuant to our bylaws, the holders of common shares may be subject to certain restrictions on their ability to exercise their voting rights, regardless of the amount of a holder’s shares as well as remove or restrict the voting rights where the voting rights of the owners of such shares exceed the limits imposed by applicable Brazilian law and/or our bylaws. If our Proposed Privatization is consummated, our bylaws will limit our shareholders, including you as a holder of our ADSs, from exercising votes in excess of 30% of the number of shares into which our voting capital is divided. For further information about the voting rights of holders of common shares see “Exhibit 2.1. Description of Securities registered under Section 12 of the Exchange Act” incorporated by reference to the 2023 Form 20-F, which is incorporated by reference herein.

At our request, the Depositary will distribute to you any notice of shareholders’ meeting received from us together with a statement that you will be entitled to the exercise of the voting rights and a statement with information explaining how to instruct the Depositary to exercise the voting rights of the deposited securities represented by ADSs. In lieu of distributing such materials, the Depositary may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the Depositary timely receives voting instructions from an ADS holder, it will endeavor to vote the deposited securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions. The Depositary shall not vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities, other than in accordance with such instructions or deemed instructions.

In case no voting instructions for Deposited Securities have been received, the Depositary shall deem such holder to have instructed the Depositary to give a discretionary proxy to a person designated by us with respect to such Deposited Securities, and the Depositary shall give a discretionary proxy to a person designated by us to vote such Deposited Securities, provided, that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which we inform the Depositary that (i) we do not wish such proxy given, (ii) substantial opposition exists, or (iii) such matter materially and adversely affects the rights of holders of common shares.

Please note that the ability of the Depositary to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the Depositary in a timely manner.

In addition, the Depositary and we may require you to certify us that (i) you do not own, directly or indirectly, shares and/or do not and will not exercise voting rights in excess of the limits imposed by applicable Brazilian law or our bylaws; and (ii) you have not entered into any agreement with the intent to exceed the limits on ownership of shares and/or voting rights imposed by applicable Brazilian law and/or our bylaws. The failure to provide such certification (if required by us and the Depositary) may invalidate your voting instructions.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees
• Delivery of ADSs and surrender of ADSs	Up to U.S. $5.00 (or less) per 100 ADSs (or portion thereof)
• Cash distribution	Up to US$0.05 (or less) per ADS (or portion thereof)
• Distribution of securities distributed to holders of deposited securities which are distributed by the Depositary to ADS holders	A fee equivalent to an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities, but which securities are instead distributed to you
• Depositary services	Up to US$0.05 (or less) per ADS (or portion thereof) per calendar year (in addition to any cash distribution fee that the Depositary has collected during the year)

As an ADS holder, under the terms of the deposit agreement, you will also be responsible to pay certain charges such as:

•	taxes and other governmental charges;
•	the registration or transfer fees as may from time to time be in effect for the registration of transfers of common shares on the common share register to or from the name of the Depositary or its agent upon the making of deposits and withdrawals of common shares;
•	cable, telex and facsimile transmission expenses;
•	the expenses and charges incurred by the Depositary in the conversion of foreign currency; and
•	any charges incurred by the Depositary or its agents for servicing the Deposited Securities.

All ADS fees and charges may, at any time and from time to time, be changed by agreement between us and the Depositary but, in the case of ADS fees and charges payable by the ADS holders, only in the manner contemplated in the deposit agreement.

ADS fees and charges payable upon (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person to whom the ADSs are issued (in the case of ADS issuances) and to the person whose ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the Depositary into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs.

The obligations of the ADS holders and beneficial owners to pay ADS fees and charges shall survive the termination of the deposit agreement and, in case of resignation or removal of the Depositary, the right to collect ADS fees and charges shall extend for those ADS fees and charges incurred prior to the effectiveness of such event.

Amendments and Termination

We may agree with the Depositary to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any amendment or supplement that imposes or increases any fees or charges (other than charges in connection with governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery and other such expenses), or which shall otherwise materially prejudice any substantial existing right of the ADS holder. We may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of a new law and, in that case, the 30 day prior notice requirement for effectiveness of the amendment would not apply.

You will consent, agree and be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from surrendering ADS for the purpose of withdrawal of Deposited Securities (except in order to comply with mandatory provisions of applicable law).

We have the right to direct the Depositary to terminate the deposit agreement by giving notice of such termination to the holders of all ADRs then outstanding at least 90 days prior to the date of the notice. Similarly, the Depositary may on its own initiative terminate the deposit agreement by giving notice of such termination 30 days prior to the date such termination is to take effect to us and the holders of all ADRs then outstanding, if at any time 90 days shall have expired after the Depositary shall have delivered to us a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. Until termination, your rights under the deposit agreement will be unaffected.

If any ADSs remain outstanding after the date of termination, the Depositary shall discontinue the registration of transfers of ADSs, suspend the distribution of dividends to the holders, shall not accept deposits of common shares (and shall instruct the Custodian to act accordingly), and shall not give any further notices or perform any further acts under the deposit agreement, except that the Depositary, will continue to collect dividends and distributions received (but will not distribute any such property until you request the cancellation of your ADSs), may sell the securities held on deposit and will continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for ADRs surrendered to the Depositary. At any time after the expiration of four months from the date of termination, the Depositary may sell, by public or private sale, the Deposited Securities then held and may thereafter hold the proceeds from such sale and any other funds then held for the pro rata benefit of the holders of ADSs in a non-interest bearing account. At that point, the Depositary will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

Books of Depositary

The Depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The Depositary will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liabilities

The deposit agreement limits our obligations and the Depositary ’s obligations to you. Please note the following:

•	We and the Depositary are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.
•	The Depositary disclaims any liability with respect to the validity or worth of the Deposited Securities.
•	We and the Depositary will not be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or in respect of the ADSs, which in its reasonable opinion may involve it in expense or liability.
•	The Depositary disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith.
•	We and the Depositary disclaim any liability if we or the Depositary are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our bylaws, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•	We and the Depositary disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our bylaws or in any provisions of or governing the securities on deposit.
•	We and the Depositary further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting common shares for deposit, any holder of ADRs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.
•	We and the Depositary also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of Deposited Securities but is not, under the terms of the deposit agreement, made available to you.
•	We and the Depositary may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.
•	We and the Depositary also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.
•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.
•	We and the Depositary disclaim any liability for the acts or omissions of any securities depository, clearing agency or settlement system in connection with or arising out of book-entry settlement of Deposited Securities or otherwise.

As the above limitations relate to our obligations and the depositary’s obligations to you under the deposit agreement, we believe that, as a matter of construction of the clause, such limitations would likely to continue to apply to ADS holders who withdraw the common shares from the ADS facility with respect to obligations or liabilities incurred under the deposit agreement before the cancellation of the ADSs and the withdrawal of the common shares, and such limitations would most likely not apply to ADS holders who withdraw the common shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the common shares and not under the deposit agreement.

In any event, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the Depositary and the Custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The Depositary may refuse to deliver ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The Depositary and the Custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the Depositary and to the Custodian proof of taxpayer status and residence and such other information as the Depositary and the Custodian may require to fulfill legal obligations. You are required to indemnify us, the Depositary and the Custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The Depositary will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the Depositary may take the following actions in its discretion:

•	Make such conversion and distribution in U.S. dollars to the ADS holders for whom such conversion, transfer and distribution is lawful and reasonably practicable.
•	Distribute the foreign currency to holders for whom the distribution is lawful and reasonably practical.
•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of common shares (including common shares represented by ADSs) are governed by the laws of the Federative Republic of Brazil.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY BANK.

If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

SELLING SHAREHOLDERS

We may register for the sale of our common shares by the selling shareholders by filing a prospectus supplement with the SEC. We may register these securities to permit the selling shareholders to resell their common shares, when they deem appropriate. Except as may be set forth in any prospectus supplement, the selling shareholders will pay all of the expenses in connection with the registration and the sale of the common shares, including selling commissions and certain fees and expenses of counsel and other advisors to the selling shareholders.

In the event of a secondary offering, we will not receive any proceeds from the sale of common shares by the selling shareholders.

Information concerning the selling shareholders may change from time to time, and any changed information will be set forth if and when required in the applicable prospectus supplement. To the extent that this prospectus is used by the selling shareholders to offer or sell any common shares, information with respect to the selling shareholders and the plan of distribution will be contained in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act. The registration of these securities does not mean that the selling shareholders will sell or otherwise dispose of all or any of those securities.

We cannot provide an estimate as to the number of common shares that will be held by the selling shareholders upon consummation of any offering or offerings covered by this prospectus because such selling shareholders may offer some, all or none of such shareholder’s common shares in any such offering or offerings. Furthermore, the selling shareholders may have sold, transferred or disposed of the common shares covered hereby in transactions exempt from the registration requirements of the Securities Act since the date on which we filed this prospectus.

We will provide to the selling shareholders copies of this prospectus and any applicable prospectus supplement and will take certain other actions as are required to permit unrestricted sales of the common shares to be sold by such selling shareholders.

PLAN OF DISTRIBUTION

At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in a prospectus supplement relating to those securities. Each prospectus supplement with respect to our securities will set forth the terms of the offering of those securities, including the name or names of any selling shareholders, the name or names of any underwriters or agents, the price of such securities and the net proceeds to us or any selling shareholders from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those securities may be listed.

We and any selling shareholders may sell the securities from time to time in their offering as follows:

•	through agents;
•	to dealers or underwriters for resale;
•	directly to purchasers; or
•	through a combination of any of these methods of sale.

We may solicit offers to purchase securities directly from the public from time to time. We and any selling shareholders, as applicable, may sell securities to one or more underwriters or dealers acting as principals, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

If we and/or the selling shareholders sell securities to underwriters, we and/or such selling shareholders may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us or the selling shareholder in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we or any selling shareholders pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we may pay for soliciting these contracts.

Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us any selling shareholders or any other selling shareholders, to indemnification by us and such selling shareholders, as applicable, against certain liabilities, including liabilities under the Securities Act.

Unless otherwise indicated in the prospectus supplement for a particular offering of securities, each series of securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. We may or may not list any particular series of securities on a securities exchange or quotation system. No assurance can be given as to the liquidity or trading market for any of the securities.

We or any selling shareholders may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities covered by this prospectus including securities pledged by us or any selling shareholders or borrowed from us, any selling shareholders or others to settle those sales or to close out any related open borrowing of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or in a post-effective amendment). We or any selling shareholders may also sell common shares or ADSs short using this prospectus and deliver common shares or ADSs covered by this prospectus to close out such short positions, or loan or pledge common shares or ADSs to financial institutions that in turn may sell the common shares or ADSs using this prospectus. We or any selling shareholders may pledge or grant a security interest in some or all of the securities covered by this prospectus to support a derivative or hedging position or other obligation and, if we or any selling shareholders default in the performance of our/their obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus.

Agreements that we or any selling shareholders have entered into or may enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933, as amended. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the 2023 Form 20-F for the year ended December 31, 2023 have been so incorporated in reliance on the report of BDO RCS Auditores Independentes S.S. Ltda., independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited condensed consolidated interim financial statements as of March 31, 2024 for the three-month period ended March 31, 2024, incorporated by reference herein, BDO RCS Auditores Independentes S.S. Ltda., reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, BDO RCS Auditores Independentes S.S. Ltda.’s separate report dated June 21, 2024, appearing therein, states that they did not audit and they do not express an opinion on that unaudited condensed consolidated interim financial statements. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. BDO RCS Auditores Independentes S.S. Ltda. are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited condensed consolidated interim financial statements because that report is not a “report” or a “part” of the registration statement prepared or certified by BDO RCS Auditores Independentes S.S. Ltda. within the meaning of Sections 7 and 11 of the Act.

BDO RCS Auditores Independentes S.S. Ltda. is a member of the Brazilian Institute of Independent Accountants (Instituto dos Auditores Independentes do Brasil), or Ibracon, and the Brazilian Federal Accounting Council (Conselho Federal de Contabilidade), or the CFC.

The consolidated financial statements for each of the two years in the period ended December 31, 2022, incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton Auditores Independentes Ltda., independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

VALIDITY OF SECURITIES

The validity of the common shares will be passed upon for us by Lefosse Advogados or any other law firm named in the applicable prospectus supplement as to certain matters of Brazilian law. Certain U.S. legal matters will be passed upon for us by Clifford Chance US LLP or any other law firm named in the applicable prospectus supplement.

SERVICE OF PROCESS AND ENFORCEMENT OF JUDGMENTS IN BRAZIL

We are a corporation organized under the laws of Brazil. All of our directors and executive officers and certain advisors named herein reside in Brazil or elsewhere outside the United States, and all or a significant portion of the assets of such persons may be, and substantially all of our assets are, located outside the United States. As a result, it will be necessary for you to comply with Brazilian law in order to obtain an enforceable judgment against these foreign resident persons or our assets. It may not be possible for investors to effect service of process within the United States or other jurisdictions outside Brazil upon such persons or to enforce against them or against us any judgments obtained in such courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or the laws of such other jurisdictions outside Brazil. We will appoint Corporation Service Company as our agent for service of process in the State of New York.

We have been advised by our internal and external counsel that judgments of non-Brazilian courts for civil liabilities predicated upon the securities laws of such countries, including the securities laws of the United States or the United Kingdom, subject to certain requirements described below, may be enforced in Brazil. A judgment against either us or any other person described above obtained outside Brazil would be enforceable in Brazil against us or any such person without reconsideration of the merits, upon recognition of that judgment by the Brazilian Superior Court of Justice (Superior Tribunal de Justiça, or the STJ). Pursuant to Law No. 13,105/15 (the “Brazilian Code of Civil Procedure”), such recognition, generally, will occur if the foreign judgment:

•	fulfills all formalities required for its enforceability and is effective under the laws of the country where the foreign judgment is granted;
•	is issued by a competent court and/or authority in the jurisdiction where it was awarded, after proper service of process is made in accordance with the foreign applicable law or with Brazilian law if made in Brazil, or, in case of service by publication, after sufficient evidence of the parties’ absence has been given, as required by applicable law;
•	is final and not subject to appeal in the jurisdiction where it was rendered (res judicata);
•	does not violate a final and unappealable decision issued by a Brazilian court on the same subject concerning the same parties, cause of action and claims;
•	is duly authenticated by a Brazilian consulate or diplomatic office in the country where the foreign judgment was issued or is duly apostilled in accordance with the Convention Abolishing the Requirement of Legalization for Foreign Public Documents, or as otherwise provided by an international treaty to which Brazil is a signatory;
•	is accompanied by a sworn translation into Portuguese
•	is not contrary to Brazilian national sovereignty, human dignity, public policy or good morals (as set forth in Brazilian law); and
•	does not violate the exclusive jurisdiction of the Brazilian courts in accordance with Brazilian law, pursuant to the provisions of art. 23 of the Brazilian Code of Civil Procedure.

Notwithstanding the foregoing, no assurance can be given that the process described above can be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the securities laws of countries other than Brazil. In addition, in case of a claim filed before the courts of Brazil, the application of a foreign body of law by Brazilian courts may be difficult, as Brazilian courts consistently base their decisions on domestic law, or refrain from applying a foreign body of law for a number of reasons. Although remote, there is a risk that Brazilian courts, considering a relevant case-by-case rationale, may dismiss a petition to apply a foreign body of law and may adopt Brazilian laws to adjudicate the case. In any case, we cannot assure that Brazilian courts will confirm their jurisdiction to rule on such matter, which will depend on the connection of the case to Brazil and, therefore, must be analyzed on a case-by-case basis. The ability of a creditor to satisfy a judgment by attaching certain assets of the defendant is limited by provisions of Brazilian law. In this regard, we understand that if any of our assets are deemed assets dedicated to providing an essential public service, they will not be available for liquidation and will not be subject to attachment to secure a judgment. Additionally, enforcement of a foreign-obtained judgment may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, liquidation, judicial or out-of-court reorganization, and other legal provisions relating to or providing for the rights of creditors (for example, claims for salaries, wages, social security and taxes, among others, will have preference over any claims).A plaintiff, whether Brazilian or non-Brazilian, who resides outside Brazil or is outside Brazil during the course of litigation in Brazil, and who does not own real estate property in Brazil, must post a bond in court to guarantee the payment of the defendant’s legal fees and court expenses, including fees awarded to the winning counsel. This bond must have a value sufficient to satisfy the payment of an amount to be determined by the Brazilian judge, which, in turn, is based on the amount under dispute. This requirement does not apply in the case of (i) exemptions from an international agreement or treaty to which Brazil is signatory; (ii) an action for enforcement of an extrajudicial instrument (título executivo extrajudicial), which may be enforced in Brazilian courts without review on the merits; (iii) enforcement of a judgment, including foreign judgments and arbitral awards that have been duly recognized by the Brazilian Superior Court of Justice; and (iv) counterclaims, as established by article 83 of the Brazilian Code of Civil Procedure.

If proceedings are brought before the Brazilian courts seeking to enforce obligations against us, payment shall be made in reais. Any judgment rendered in Brazilian courts in respect of any payment obligations would be expressed in reais.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to a foreign private issuer and, accordingly, file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov and at our website at https://ri.sabesp.com.br. (Reference to this URL is made as an inactive textual reference for informational purposes only. Information contained at this website is not incorporated by reference in this prospectus or any accompanying prospectus supplement.)

As a foreign private issuer, these reports and other information (including consolidated financial information) may be prepared in accordance with the disclosure requirements of Brazil, which differ from those in the United States. We are a “foreign private issuer” as defined under Rule 405 of the Securities Act. As a result, although we are subject to the informational requirements of the Exchange Act as a foreign private issuer, we are exempt from certain informational requirements of the Exchange Act which domestic issuers are subject to, including the proxy rules under Section 14 of the Exchange Act, the insider reporting and short-swing profit recovery provisions under Section 16 of the Exchange Act and the requirement to file current reports on Form 8-K upon the occurrence of certain material events.

As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required by other U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount and at the same time as information is received from, or provided by, other U.S. domestic reporting companies. We are liable for violations of the rules and regulations of the SEC which do apply to us as a foreign private issuer.

We have filed with the SEC a registration statement on Form F-3 under the U.S. Securities Act of 1933, as amended, or the Securities Act, including amendments and relevant exhibits and schedules, covering the underlying securities offered hereby. This prospectus is part of a registration statement on Form F-3 we filed with the SEC. This prospectus does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are filed as an exhibit to the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s website at http://www.sec.gov and at our website at https://ri.sabesp.com.br. (Reference to this URL is made as an inactive textual reference for informational purposes only. Information contained at this website is not incorporated by reference in this prospectus or any accompanying prospectus supplement.)

We are also subject to the informational requirements of the B3 and the CVM. Our public filings with the B3 are electronically available from the B3’s website at www.b3.com.br. The information contained on, or accessible through, such website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus or any prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus or a prospectus supplement.

We are incorporating by reference into this prospectus the following documents that we have filed with the SEC:

1.	Sabesp’s 2023 Form 20-F as of and for the year ended December 31, 2023 filed with the SEC on May 3, 2024.
2.	Sabesp’s Report on Form 6-K furnished to the SEC on June 20, 2024, relating to our new bylaws (effectiveness conditional on the privatization);
3.	Sabesp’s Report on June Form 6-K, including, among others, (i) the unaudited condensed consolidated interim financial statements as of March 31, 2024 and for the three months ended March 31, 2024 and March 31, 2023 and the related notes thereto of the Company; and (ii) certain additional information regarding our business and results of operations; and
4.	Any future filings of Sabesp on Form 20-F made with the SEC after the date of this prospectus, and any future reports of Sabesp on Form 6-K (File No. 1-31317) furnished to the SEC after the date of this prospectus that are identified in those forms as being incorporated by reference into this prospectus.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

We will provide without charge to any person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to our Investor Relations Department located at Rua Costa Carvalho, 300, CEP 05429-900, São Paulo, SP, Brazil, Attn: Investor Relations Department (telephone: + 55 (11) 3388-8679; e-mail: dri@sabesp.com.br).

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Our bylaws requires us to defend our senior management in administrative and legal proceedings and maintain insurance coverage to protect senior management from liability arising from the performance of the senior manager’s functions. We maintain an insurance policy since February 26, 2024 covering losses and expenses arising from management actions taken by the directors and officers of Sabesp and its subsidiaries in their capacity as such. For more information, see “Item 3.B. Business Overview—Insurance—” of our 2023 Form 20-F, incorporated by reference herein.

Item 9. Exhibits.

Exhibit Number	Document Description
1.1	Form of International Underwriting and Placement Facilitation Agreement.†
4.1	Form of Amended and Restated Deposit Agreement, to be effective as of the date of consummation of the Proposed Privatization, by and among Sabesp, The Bank of New York Mellon, as Depositary, and the holders from time to time of the ADSs issued thereunder and representing the common shares of Sabesp (including the form of American Depositary Receipt), filed as Exhibit 1 to the Post-Effective Amendment No. 1 to the Registration Statement on Form F-6, Reg. No. 333-185993. †
5.1	Opinion of Lefosse Advogados, Brazilian legal counsel of the Registrant as to matters of Brazilian law relating to the common shares (qualified).
23.1	Consent of Grant Thornton Auditores Independentes Ltda.
23.2	Consent of BDO RCS Auditores Independentes S.S. Ltda.
23.3	Consent of Lefosse Advogados (included in Exhibit 5.1).
107	Filing Fees.

†	To be filed by amendment or incorporated by reference. We will file as an Exhibit to a report on Form 6-K that is incorporated by reference into this registration statement any related form utilized in the future and not previously filed by means of an amendment or incorporated by reference.

Item 10. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
II-1-

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;
(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section (10)(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and
(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and (iv) any other communication that is an offer in the offering made by the registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
II-2-

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
II-3-

SIGNATURES OF COMPANHIA DE SANEAMENTO BÁSICO DO ESTADO DE SÃO PAULO – SABESP

Pursuant to the requirements of the Securities Act, Companhia de Saneamento Básico do Estado de São Paulo – SABESP certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, Brazil, on June 21, 2024.

COMPANHIA DE SANEAMENTO BÁSICO DO ESTADO DE SÃO PAULO – SABESP

By:	/s/ ANDRE GUSTAVO SALCEDO TEIXEIRA MENDES
	Name:	ANDRE GUSTAVO SALCEDO TEIXEIRA MENDES
	Title:	Chief Executive Officer

COMPANHIA DE SANEAMENTO BÁSICO DO ESTADO DE SÃO PAULO – SABESP

By:	/s/ CATIA CRISTINA TEIXEIRA PEREIRA
	Name:	CATIA CRISTINA TEIXEIRA PEREIRA
	Title:	Chief Financial Officer and Investor Relations Officer

II-4-

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on June 21, 2024 in respect of Companhia de Saneamento Básico do Estado de São Paulo – SABESP.

Signature	Title

/s/ KARLA BERTOCCO TRINDADE	Member of the Board of Directors
KARLA BERTOCCO TRINDADE

/s/ ANDERSON MARCIO DE OLIVEIRA	Member of the Board of Directors
ANDERSON MARCIO DE OLIVEIRA

/s/ ANTONIO JULIO CASTIGLIONI NETO	Member of the Board of Directors
ANTÔNIO JÚLIO CASTIGLIONI NETO

/s/ EDUARDO PERSON PARDINI	Member of the Board of Directors
EDUARDO PERSON PARDINI

/s/ KAROLINA FONSÊCA LIMA	Member of the Board of Directors
KAROLINA FONSÊCA LIMA

/s/ NERYLSON LIMA DA SILVA	Member of the Board of Directors
NERYLSON LIMA DA SILVA

/s/ ANA SILVIA CORSO MATTE	Member of the Board of Directors
ANA SILVIA CORSO MATTE

/s/ EDUARDO FRANÇA DE LA PEÑA	Member of the Board of Directors
EDUARDO FRANÇA DE LA PEÑA

/s/ AURÉLIO FIORINDO FILHO	Member of the Board of Directors
AURÉLIO FIORINDO FILHO

/s/ GUSTAVO ROCHA GATTASS	Member of the Board of Directors
GUSTAVO ROCHA GATTASS
II-5-

/s/ ANDRE GUSTAVO SALCEDO TEIXEIRA MENDES	Chief Executive Officer and Member of the Board of Directors
ANDRE GUSTAVO SALCEDO TEIXEIRA MENDES]
/s/ CATIA CRISTINA TEIXEIRA PEREIRA	Chief Financial Officer and Investor Relations Officer
CATIA CRISTINA TEIXEIRA PEREIRA
/s/ MARCELO MIYAGUI	Head of Accounting
MARCELO MIYAGUI
II-6-

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF COMPANHIA DE SANEAMENTO BÁSICO DO ESTADO DE SÃO PAULO – SABESP

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Companhia de Saneamento Básico do Estado de São Paulo – SABESP, has signed this registration statement in the City of Newark, State of Delaware, on 21, 2024.

Signature	Title
/s/ DONALD J. PUGLISI
PUGLISI & ASSOCIATES Name: DONALD J. PUGLISI Title: Managing Director	Authorized Representative in the United States
II-7-

EXHIBIT 107

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Common Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares (1)	457(r)	(2)	(2)	(2)	(2)	(2)

(1) (2)

The common shares may be represented by American Depositary Shares, each representing one common share, evidenced by American Depository Receipts, to be issued upon deposit of the common shares registered pursuant to this registration statement. Any such American Depositary Shares have been registered pursuant to a separate registration statement on Form F-6 (file No. 333-185993) filed on January 11, 2013, as amended from time to time.

An indeterminate amount of securities to be offered at indeterminate prices is being registered pursuant to this registration statement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r).